Exhibit 10.18

MTEC Research Project Award Number: 001

MTEC Base Agreement Number: 2023-360

MTEC Project Call: MTEC-22-08-BDA-009; Handheld Imaging Device for Automated Burn Depth Assessment and Measurement of % Total Body Surface Area (TBSA)

MTEC OTA Delivery Order No.: HT9425-23-9-0009

UEI #: XYMKTFCE2XR3

PARTIES: Advanced Technology International (MTEC Consortium Manager) and Spectral MD Inc. (Awardee)

This MTEC Research Project Award is issued under the authority of the MTEC Base Agreement No. 2023-360, incorporates all the terms and conditions thereof.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Payment Method

The Payment Method for this Research Project Award is Firm Fixed Price Milestone with a not to exceed ceiling.

2.	Term of the Research Project Award

The period of performance for this Research Project Award is from the date of the last signature through April 05, 2025.

3.	Obligation

The MTEC CM’s liability to make payments to the Research Project Awardee is limited to only those funds obligated under this Research Project Award or by modification to the Research Project Award. MTEC CM may incrementally fund this Research Project Award.

4.	Firm Fixed Price

The total fixed amount for the services to be provided by the Awardee is as follows:

Total Fixed Amount	$3,999,450.66

5.	Incremental Funding

The total amount of funding currently available for payment and allotted to this Research Project Award is $1,551,984.33. If at any time the Research Project Awardee has reason to believe that the Total Estimated Cost which will accrue in the performance of this Research Project Award in the next succeeding sixty (60) days, when added to all other payments previously accrued, will exceed seventy- five percent (75%) of the then current total authorized funding, the Awardee shall notify the MTEC CM to that effect, advising the estimate of additional funds required for the period specified.

6.	Milestone Payment Schedule

The Research Project Awardee shall segregate and track all Research Project costs separately and shall document the accomplishments of each payable milestone under each Research Project Award. Acceptance of Milestones shall be contingent upon approval from the Government’s Sponsor Office Technical Representative (SOTR) detailed in Clause No. 11 Technical and Administrative Representatives. Milestone payments will be paid in the amount indicated in the attached Milestone Payment Schedule (Attachment A).

7.	Material and Equipment

Any material or equipment that is valued at $10,000 or above, and has not been previously proposed and accepted, shall be reported to and approved by the MTEC CM prior to procurement. For those items of property or nonexpendable personal property having a unit acquisition cost of $10,000 or more, which will be acquired with Government funds, the Government reserves the right to transfer the title to the Federal Government or to a third party named by the Government as described in Article 7 of the Base Agreement. Upon completion of the Research Project Award, the Research Project Awardee shall notify the MTEC CM and request disposition instructions

8.	Invoice

Invoicing details are in Article 6 of the MTEC base agreement. The Research Project Awardee must include the invoice for all equipment purchases, other direct cost, and material purchases in excess of $10,000 per item with their invoice for it to be considered an acceptable invoice. All invoices must be submitted to mtec-ap@ati.org for processing.

9.	Approach to Meeting the Other Transaction Authority

In accordance with provision contained in 10 USC 2371b, Section 815 of the 2016 National Defense Authorization Act, P.L 114-92, governing the use Other Transaction Agreements each MTEC Member Organization must have at least one of the following conditions: have at least one nontraditional defense contractor or nonprofit research institution participating to a significant extent in the performance of an awarded Project Agreement or provide a cost share of no less than one third of the value of the Project Agreement awarded to the Member Organization. Throughout the period of performance of any Project Research Project Award, the CM, AO, and SOTR will actively monitor Nontraditional Defense Contractor participation, nonprofit research institution participation, and/or cost sharing to ensure compliance with this provision in accordance with implementation guidance from HQDA and/or OSD. Research Project Awardees will be given the opportunity to become compliant with the guidance should they be found non-compliant. Failure to comply may result in termination.

The warranties and representations submitted as part of the proposal are hereby incorporated into this Research Project Award. The Research Project Awardee was proposed as a nontraditional defense contractor and determined to be providing a significant contribution.

10.	Statement of Work

The Statement of Work, Attachment A, provides a detailed description of the work to be accomplished and reports and deliverables required by this Research Project Award. All changes to Attachment A must be incorporated via written modification to this Research Project Award. Additional guidance on report requirements is in Attachment B, Report Requirements.

11.	Technical and Administrative Representatives

The following technical and contractual representatives of the Parties are hereby designated for this Research Project Award. Either party may change their designated representatives by written notification to the other.

MTEC Consortium Manager

Contractual Representative:
Taylor Hummell, Contracts Manager
Advanced Technology International
315 Sigma Drive
Summerville, SC 29486
Email: mtec-contracts@ati.org
Phone: 843-760-3336

Sponsor Office Technical Representative (SOTR):

Kristin Jones Maia
1430 Veterans Drive
Fort Detrick, MD 21702
Email: kristin.l.jonesmaia.civ@health.mil
Phone: 240-457-1871

MTEC Research Project Awardee’s Representatives:

Contractual Representative:	Technical Representative:

Miguel Solis; project manager	Jason Dwight; Hardware Design Lead
2515 McKinney Ave #1000	2515 McKinney Ave #1000
Dallas, TX 75201	Dallas, TX 75201
Email: solis@spectralmd.com	Email: dwight@spectralmd.com
Phone: 616-212-8572	Phone: 214-208-7008

12.	Marking of Deliverables

Any Data delivered under this Research Project Award by the Awardee shall be marked with a suitable notice or legend.

13.	Attachments

Attachments listed herein are hereby incorporated by reference into this MTEC Research Project Award.

A.	Statement of Work, “Handheld Imaging Device for Automated Burn Depth Assessment and Measurement of % Total Body Surface Area (TBSA)” and Milestone Payment Schedule

B.	Report Requirements

14.	Government Furnished Property

At this time, Government Furnished Property is not provided for use under this Research Project Award.

15.	Data Rights

The Research Project Awardee shall comply with the terms and conditions contained in the Base Agreement regarding Data Rights. It is anticipated that anything delivered under this proposed effort will be delivered to the Government with Government Purpose Rights or Unlimited data rights, except as asserted in the table below. Rights in technical data shall be determined in accordance with the provisions of MTEC Base Agreement. See below for the data rights assertions that apply to Spectral MD Inc., proposal entitled, “Handheld Imaging Device for Automated Burn Depth Assessment and Measurement of %TBSA.”

Technical Data or Computer Software to be Furnished with Restrictions	Basis for Assertion	Asserted Rights Category	Name of Organization Asserting Restrictions	Milestone # Affected
Clinical Database	Spectral MD owns the intellectual property rights	Government Purpose Rights	Spectral MD, Inc.	3, 4, 5, 6, 7, 9, 12, 16, 17, 19, 22, 24 – 28, 30
Software	Spectral MD owns the intellectual property rights	Government Purpose Rights	Spectral MD, Inc.	3, 4, 5, 6, 7, 9, 12, 16, 17, 19, 22, 24 – 28, 30
AI and Algorithm	Spectral MD owns the intellectual property rights	Government Purpose Rights	Spectral MD, Inc.	3, 4, 5, 6, 7, 9, 12, 16, 17, 19, 22, 24 – 28, 30
Pre-existing intellectual properties for Reflective Mode Multi-Spectral Time- Resolved Optical Imaging Methods and Apparatuses for Tissue Classifications	Spectral MD owns the intellectual property rights	Government Purpose Rights	Spectral MD, Inc.	3, 4, 5, 6, 7, 9, 12, 16, 17, 19, 22, 24 – 28, 30
Pre-existing intellectual properties for DeepView MSI imaging method and apparatus	Spectral MD owns the intellectual property rights	Government Purpose Rights	Spectral MD, Inc.	3, 4, 5, 6, 7, 9, 12, 16, 17, 19, 22, 24 – 28, 30

16.	Prohibition of Use of Human Cadavers, Prohibition of Use of Human Subjects, and Prohibition of Use of Laboratory Animals clauses

At this time the need for human cadavers, human subjects, or laboratory animals has not been identified for this effort. As such the Research Project Awardee is prohibited from performing work dealing with human or animal testing on this project.

The EGS Number associated with this approval is MT22008.009; this number should be used in all communications with ACURO and/or HRPO.

17.	FAR Clause 52.204-25

FAR Clause 52.204-25 PROHIBITION ON CONTRACTING FOR CERTAIN TELECOMMUNICATIONS AND VIDEO SURVEILLANCE SERVICES OR EQUIPMENT is hereby incorporated by reference in its entirety, with all mention of Contractor understood to mean both the CM and any Consortium Member awarded a Research Project Award, all mention of subcontractor understood to mean Research Project Award Awardee, and all mention of Contracting Officer understood to mean Agreements Officer.

18.	Rolling Down-selection

The Government utilized a rolling down-select approach during the performance of prototype projects awarded as a result of this RPP. Using this approach, the Government awarded prototype projects, structured into two Periods of Performance (PoPs), with an initial base period (PoP1) reflecting the first of the two PoPs. After an In-Process Review (IPR), an evaluation of project deliverables and other considerations to include progress towards completion of the base PoP1 tasks, the Government intends to award a second PoP, referred to as the subsequent PoP (PoP2), to the performer(s) that demonstrates a best value approach for follow-on tasks. Award decisions for the subsequent PoP2 work will be made during the Go/No-go Decision Point, which will occur prior to the end of the base PoP1, as reflected in the milestone payment schedule incorporated herein as an enclosure.

19.	Entire Agreement

This Research Project Award and the MTEC Base Agreement under which it is issued constitute the entire understanding and agreement between the parties with respect to the subject matter hereof.

Except as provided herein, all Terms and Conditions of the MTEC Base Agreement and its modifications remain unchanged and in full force and effect.

The Research Project Award Awardee is required to sign this document and return to Advanced Technology International to finalize this action.

Spectral MD Inc.		Advanced Technology International MTEC Consortium Manager

By:	/s/ Wensheng Fan	By:	/s/ Harmon, Rebecca
Name:	Wensheng Fan	Name:	Harmon, Rebecca
	(printed/typed)		(printed/typed)
Title:	CEO	Title:	Sr. Contracts Manager
Date:	04/12/2023	Date:	Apr 12, 2023

Attachment A

Statement of Work and Milestone Payment Schedule

Proposal Number: MTEC-22-08-BDA-009

Organization: Spectral MD, Inc., 2515 McKinney Ave STE 1000, Dallas, Texas, 75201-2150, United States

Title: Handheld Imaging Device for Automated Burn Depth Assessment and Measurement of % TBSA

ACURO and/or HRPO approval needed: N/A. No clinical trial will be conducted for the duration of this proposal.

Introduction/Background

Burns are a significant injury that involve up to 20% of the wounds sustained by military personnel in combat. These burns are typically more severe than their civilian counterparts, occurring at a full skin thickness rate of 8%. In these previous military conflicts, the management of burn wounds was facilitated by the transport of casualties between the far-forward environment to hospitals for burn treatment and returning to duty. Thus, less specialized burn care for first responders to field hospitals was acceptable. However, to be fully prepared for any future scenario, the US military will require advanced burn care technologies suitable for all combat environments.

In future conflicts, military personnel will need to assess, triage, and treat burn injuries, perhaps on the front line. However, burn management and treatment in the far-forward environment is complicated by three factors:

1.	Burn experts and burn surgeons are not readily available

2.	Current methods used to estimate the size of the burn (i.e., percent of the total body surface area [%TBSA]) such as the rule-of-nines or Lund-Browder method are unreliable and inconsistent [1]

3.	Assessments of burn depth by medically trained personnel that have not non- specialized in burn care is only 50% accurate [2]

The lack of trained burn care personnel has detrimental impact to the accuracy of burn assessment. Medically trained personnel with no specific experience in burn care are only 50% accurate in assessing the depth of burns, and even trained experts are only 60 – 75% accurate in burn depth assessment. 2-4 Unfortunately, transmitting images of the burn to US-based burn surgeons for depth assessment is not viable solution. Research shows that photographic assessment is neither reliable nor valid and is equivalent to bedside evaluation in only 76% of cases. 2, 5, 6 For estimating burn size, evaluations of %TBSA performed by non-burn specialists are overestimated by at least 50%. 2 These issues potentially result in improper application of fluid resuscitation protocols that rely on the %TBSA of partial and full-thickness burns. Therefore, in the absence of a highly trained and highly specialized burn clinicians, the military needs a reliable technology that can assess burn depth and %TBSA that is simple to interpret, compact, and rugged.

Scope/Project Objective

As stated in the “Background” section of the SOW, there is an immediate military need for a rugged, handheld device than can assess a burn depth and provide the %TBSA of a wound. Spectral MD (SMD) has been developing Digital Burn Assessment Technology using multi- spectral imaging for the past 10 years. This technology provides clinicians with an objective and immediate assessment of a wound’s healing potential (i.e., burn depth). In addition, SMD has also developed a custom computer vision software for 3D imaging of tissue to provide accurate quantification of burn tissue area. With this technology, SMD has developed a cart-based burn assessment system, DeepView SnapShot®. This system is currently being used in a multicenter clinical study at eight ABA verified burn centers in the US. Here, data is collected from adult and pediatric subjects seeking care for thermal burns including flame, scald and contact burns.

With a grant from the Defense Health Agency (DHA) STTR program, SMD developed a working handheld prototype equivalent to the DeepView SnapShot®. Work is being conducted to ready this device for a clinical trial beginning in the first quarter of 2023.

For the MTEC-22-08-BDA RPP, SMD shall develop specialized handheld device that will meet all the requirements listing in the proposal. This includes but not limited the following:

●	Provide reliable, objective measure of burn size in terms of real-world units

●	Provide %TBSA result of burn wound with no subjective user interpretation

●	Provide information related to burn depth and severity of injury

●	Device is non-invasive and does not cause pain (no contact)

●	Simple to use/minimal training

●	Output that does not require further interpretation

●	Appropriate for use in a Role of Care (ROC) 1 unit

●	Meet appropriate MIL-STD-810 standards and support a minimum of IP65 rating

●	Handheld/self-contained device

●	Compatible with other burn / lifesaving treatments

●	Compliant with DoD Cybersecurity requirements

●	Product is commercially viable

●	Product is ready to be submitted for FDA clearance by the end of PoP1 (Q1 2025)

The following lists the major milestones for the MTEC-22-08-BDA RPP for PoP1 include the following:

●	Project Started

●	Project Charter Approved

●	Design and Development Plan

●	Intended Use Document

●	Risk Management Plan

●	User Requirements

●	Process Validation Plan

●	Phase 1 Review

●	Design Input Completed

●	Design Outputs Completed

●	Phase 2 Review

●	Verification Testing Builds Completed

●	Verification Report

●	60601 Report

●	Validation Report

●	Phase 3 Review

●	Commercialization Plan developed

●	Design History File Finalization

●	Device Master Record Completed

●	AI compatibility testing report

●	Phase 4 Review

●	Final PoP1 Activity Report

Requirements

To meet the proposed objectives previously stated in the full proposal and scope/objectives above. SMD shall design and develop a handheld device that will be capable of performing digital burn assessment. This device will meet the objectives stated in the MTEC-22-08-BDA RPP. To accomplish these objectives, SMD will do a phase gate design approach. The following statements below define the statements of work required to meet all to proposed objectives.

1.	Project Management

1.1.	Activity Reporting

The project management team will be the main point of contact for effective communication with the key stakeholders, and project sponsors. The PM team will also be responsible for the project charter and communicating any delays to the proposed deliverables.

1.2.	Phase 0:

1.2.1.	Project Charter

Identify the scope of the project. Identify the timeline. Identify the key personnel. List all the achievable objectives.

2.	Regulatory

2.1.	Phase 1:

2.1.1.	Regulatory Planning

The regulatory affairs team will develop a document containing the current overview of the Regulatory Plan for the proposed device will be drafted. This plan will contain a brief overview of our anticipated regulatory pathway and required documentation.

2.2.	Phase 2:

2.2.1.	Labeling Development

Labeling text will be authored, and Label Artwork will be designed to meet regulatory requirements for Investigational Device. Labeling will be applied to devices and packaging materials in a pre-production lot. Labels will be verified.

2.3.	AI Compatibility Testing

SMD will perform compatibility testing to ensure DeepView AI-Burn is compatible with our new product design impacting performance. A compatibility report will be generated and included in our FDA submission package.

2.4.	Phase 3:

2.4.1.	AI Compatibility Testing

2.4.2.	FDA Submission Preparation

The regulatory affairs will ensure all necessary documentation is ready for FDA submission for market clearance. SMD will prepare a pre-market notification package to the FDA-CDRH for the DV-SSP device. This package will be completed following completion of all device validation processes.

3.	System Development

The system development will be broken down into a phased approach. Each phase will end with a subsequent phase review to formally capture all activities that occurred during the duration of the phase and proceed to the next phase to prepare for FDA submission.

3.1.	Phase 0:

3.1.1.	Hardware Feasibility

The hardware feasibility for Phase 0 will ensure that any anticipated hardware designs required for the completion of the project are feasible. This will be done through design simulation and prototyping. SMD will use its working handheld prototype as a baseline for feasibility assessments.

3.1.2.	TBSA Feasibility

Total Burn Surface Area (TBSA) Feasibility for Phase 0 shall be done before any development work begins. In this phase, SMD will work with its engineers and clinical partners to determine risks and potential engineering challenges associated with the methods for %TBSA described in the technical approach. Using SMD’s current set of devices and software, this feature will be prototyped and tested.

3.2.	Phase 1:

Phase 1 will determine all the requirements that are needed to support the objectives listed in Phase 0 and the technical approach. SMD will decide on any additional features or attributes to be added to the device (e.g., a distance sensor to facilitate image acquisition).

3.2.1.	User Needs

SMD will define what the intended and formally develop User Needs. These will be obtained through the solicitation for the proposed device as well as discussions with military personnel, burn care providers, and first responders.

3.2.2.	User Research

SMD will collect end user requirement feedback by working with military personnel, burn care providers, and first responders to verify the User Needs correctly capture the requirements for burn assessment.

3.2.3.	User Requirements Document

SMD will develop a controlled document that clearly states what requirements are need in the design. User requirements will be reviewed and signed-off by the project stakeholders through the Design Review Meeting process outlined in SMD’s Design Controls process.

3.2.4.	Design and Development Planning

SMD will develop the hardware and software development plan to include all known features that will meet the User Needs. In this step SMD will provide all high-level documentation that will be required for development and start a Verification and Validation plan.

3.2.5.	Risk Management Planning

SMD will formally document anticipated project risks including mitigation strategies. SMD will perform a Hazards Analysis according to the Applications of Risk Management standard.

3.2.6.	Regulatory Planning

SMD’s regulatory personnel will evaluate the device to determine the anticipated classifications regulatory pathways for the hardware and software devices described in the technical approach. Once pathways are identified a regulatory plan will be developed.

3.2.7.	Commercialization Strategery

SMD’s commercialization personnel will evaluate commercialization pathway for the proposed technology. They will investigate commercialization potential in US markets and with the US military.

Review and accept all aspects of the Phase 1.

3.3.	Phase 2:

3.3.1.	Design Input

SMD will collect all design inputs from Phase 1 in an organized manner. Separate the design inputs into Hardware Design, Optical Design, Software Design and Mechanical Design. Release all the inputs as system specifications.

3.3.2.	Hardware Design Development

Review of the hardware design inputs will be conducted to determine what hardware needs to be developed and what can be gleaned from the cart-based device (DeepView SnapShot®). The hardware architecture differs from DeepView SnapShot. However, the led driver circuitry and other minor features could be a direct replacement in this design. In addition, SMD will continue to develop the Verification and Validation Plan for the hardware design.

3.3.3.	Optical Design Development

SMD will conduct a review the optical design inputs for optical design. The optical architecture differs slightly from DeepView SnapShot and will require engineering testing and simulations to finalize designs. In addition, preliminary designs for the LED illumination will be evaluated to meet their requirements.

Continue to develop the verification and validation plan for the optics designs.

3.3.4.	Software Design Development

Software designs will be implemented. Initially, software will be developed based on currently available implementations on the DeepView SnapShot. However, the software architecture differ from the DeepView SnapShot, for example, the proposed handheld device will be a Linux implementation while the DeepView SnapShot uses Windows. This will require refactoring the code to the new operating system. In addition, the handheld device has a smaller user interface touchscreen compared to the cart-based device. To address this, SMD will work with a User Experience Design Firm to create the workflow and graphical elements for the handheld system. The DeepView AI®-Burn code will not require new development, it will only need to be modified to run on the handheld hardware. There is a new module that needs to be developed (Tissue Measurement Module) that will calculate the %TBSA of a burn wound. Work will be conducted to take existing 3D computer vision software and integrate it into the burn wound measurement module.

Continue to develop the verification and validation plan for the software design.

3.3.5.	Mechanical Design Development

Review the mechanical design inputs will be conducted to determine what mechanical needs to be developed and what can be gleaned from the previous implementation (DeepView SnapShot®). SMD will work with an Industrial Design firm to develop the mechanical packaging of the electronics and optics for: usability, ergonomics, thermal management, and ruggedization.

Continue to develop the verification and validation plan for the mechanical design.

Review and accept all aspects of the Phase 2.

3.4.	Phase 3:

3.4.1.	Verification Testing

Once the design development is complete, SMD will run through a verification test based on the verification plans developed in phase 2. The verification test is the process of checking that the design meets specifications

3.4.2.	Validation Testing

Once the design development is complete, SMD will run through a validation test based on the validation plans developed in phase 2. The validation test is the process of checking that the design captures the customer’s requirements.

Review and accept all aspects of the Phase 3.

3.5.	Phase 4:

3.5.1.	Process Validation

Process Validation is defined as the collection and evaluation of data, from the process design stage throughout production, which establishes scientific evidence that a process is capable of consistently delivering quality products

3.5.2.	Pilot Production Design Transfer

Pilot production design transfer is the transfer of all information related to the production of the handheld to the contract manufacturer.

3.5.3.	Final Documentation Review

SMD will perform a documentation review of all documents that will be distributed internally and externally.

Review and accept all aspects of the Phase 4.

4.	Commercialization

4.1.	Commercialization Plan Development

SMD will prepare a commercialization plan for the proposed device to explore distribution channels such as strategic partnerships and rapid production. As part of these efforts to prepare for Market release, a product strategy shall be understood and developed. SMD will utilize its current strategic approach with DeepView SnapShot and determine clinical/battlefield applications beyond burn care, which include Chronic Wounds and Amputations.

4.2.	Reimbursement Strategy Roadmap

SMD will explore a robust commercial access strategy to define and articulate the optimal reimbursement pathways for immediately availability upon post-FDA-clearance, and also for long-term market access. This strategic plan for market access will include risks and opportunities identified, and with a defined pathway to coverage and

Deliverables

Table 1 – All expected deliverables for the proposed statement of the work including communication plans and technical efforts.

Workstream	Deliverable	Success Criteria	Timing
Project Management	Project Charter	Project charter is approved and details the scope, schedule, and budget for the project	Q2 2023
Project Management	Quarterly Reports	Quarterly Reports, to summarize quarterly progress is submitted to the project sponsors, Invoice for Direct labor, Invoice for all other Costs	Quarterly
Project Management	Annual Report	Annual Reports, to summarize yearly progress is submitted to the project sponsors including the final program report for all activity under PoP1	Yearly
Project Management	Program Review	Program Review with all stakeholders to review the status of the project and PoP2 scope of work	Q1 2025
Project Management	Milestone Invoice	Invoice for the Milestones delivered this each month	Refer to Milestone Payment Schedule
Regulatory	Regulatory Plan	A regulatory plan detailing our submission process following the completion of the Design History File.	Q1 2024
Regulatory	AI compatibility testing	Test report that determines the AI module is producing the desired output for the burn wound.	Q4 2024
System Development	Risk Management Plan	Initial risk for the devices has been identified for the proposed design	Q2 2023
System Development	Design and Development Plans	Design plans that detail the level of development work to meet the required specifications	Q2 2023
System Development	Intended use Documents	The intended use for the proposed device are outlined and clarified for FDA/Commercialization needs	Q2 2023
System Development	User Specifications	User defined specifications based on user needs and user research	Q2 2023

Workstream	Deliverable	Success Criteria	Timing
System Development	Design Inputs	Hardware, Software, and system specifications are completed	Q3 2023
System Development	Process Validation Plan	Proposed plan for process validation for large scale production	Q4 2024
System Development	Design Outputs	Initial lock down of the design prior to verification and validation activities	Q2 2024
System Development	Verification Testing Builds	All devices are ready for verification testing	Q4 2024
Sy stem Development	Standards Verification Testing	All standards testing (60601 and Mil-Spec) has been completed and any design changes have been incorporated	Q4 2024
System Development	Validation and Verification reports	All activities during validation and verification activities are summarized into the reports	Q1 2025
System Development	Design History File Finalization	The necessary design history files are ready for an FDA submission	Q2 2025
System Development	Device Master Record	Final packaging designs, order packaging design prototype materials, perform preliminary testing on prototype packaging, and complete the design of the DV-SSP packaging	Q2 2025
Commercialization	Commercialization Plan	A robust analysis that identifies the commercialization strategy for rapid market distribution and availability	Q3 2024
Commercialization	Life Cycle Cost Estimate	A cost evaluation on the life cycle of the device include a estimate price for purchase	Q4 2024

Site Locations

Below is a list of all anticipated sites where work will be performed as a part of this proposal. Table 2 lists the name of the site (Prime contractor and sub-contractors), address and main point of contact.

Table 2 – Site locations for all subsequent work being performed

Site 1:	Spectral MD	Site 2:	Integrated Design Systems Inc
	2515 McKinney Ave Ste 1000 Dallas, TX 75201		74 West Main Street Oyster Bay, NY 11771
	PI: Jason Dwight		Contact: Michael Paloian
Site 3:	Cobalt Product Solutions	Site 4:	Kincaid
	1825 E Plano Pkwy Ste 200 Plano, TX 75074		2400 Corporate Blvd Brooksville, FL 34604
	Contact: Andrew Listi		Contact: Harold McDermott

Milestone Payment Schedule

Below is the milestone payment schedule based on a communication plan, major milestones, and deliverables. The total milestone payment schedule is based the direct monetary direct labor costs, other direct costs, and indirect costs adding up to the total cost of the proposed project.

MTEC Milestone Payment Schedule
MTEC Milestone Number	Schedule Task Number	Significant Event/ Accomplishments	Due Date	Government Funds	Cost Share	Total Funding
1	2	Project Kickoff	4/12/2023	$75,000.00	$ -	$75,000.00
2	3	Project Charter	5/10/2023	$175,000.00	$ -	$175,000.00
3	6	Risk Management Plan	6/7/2023	$200,000.00	$ -	$200,000.00
4	7	Design and Development Plans	6/14/2023	$200,000.00	$ -	$200,000.00
5	8	Intended Use Document	6/14/2023	$180,000.00	$ -	$180,000.00
6	9	User Specifications	6/14/2023	$165,000.00	$ -	$165,000.00
7	49	Phase 1 Review	7/6/2023	$175,000.00	$ -	$175,000.00

MTEC Milestone Payment Schedule
MTEC Milestone Number	Schedule Task Number	Significant Event/ Accomplishments	Due Date	Government Funds	Cost Share	Total Funding
8	N/A	Quarterly Reports 1 (April – June, Technical and Business Reports)	7/25/2023	$150,000.00	$ -	$150,000.00
9	51	Design Inputs	8/31/2023	$190,000.00	$ -	$190,000.00
10	N/A	Quarterly Report 2 (July - September, Technical and Business Reports)	10/25/2023	$150,000.00	$ -	$150,000.00
11	9	Regulatory Plan	1/13/2024	$153,009.66	$ -	$153,009.66
12	N/A	Quarterly Report 3 (October - December, Technical and Business Reports)	1/25/2024	$150,000.00	$ -	$150,000.00
13	N/A	Annual Report 1 (Apr 2023 – March 2024, Quarterly Report and Summary of activities for year 1)	4/25/2024	$250,000.00	$ -	$250,000.00
14	27	Commercialization Plan	7/10/2024	$90,000.00	$ -	$90,000.00
15	N/A	Quarterly Reports 4 (April – June, Technical and Business Reports)	7/25/2024	$150,000.00	$ -	$150,000.00
16	77	Process Validation Plan	10/6/2024	$100,000.00	$ -	$100,000.00
17	65	Design Outputs	10/6/2024	$100,000.00	$ -	$100,000.00
18	80	Phase 2 Review	10/7/2024	$75,000.00	$ -	$75,000.00
19	N/A	Quarterly Report 5 (July - September, Technical and Business Reports)	10/25/2024	$150,000.00	$ -	$150,000.00
20	85	Verification Testing Builds Completed	10/30/2024	$125,000.00	$ -	$125,000.00
21	29	Cost Estimate	10/30/2024	$75,000.00	$ -	$75,000.00
22	86	Standards Verification Testing	12/23/2024	$130,000.00	$ -	$130,000.00

MTEC Milestone Payment Schedule
MTEC Milestone Number	Schedule Task Number	Significant Event/ Accomplishments	Due Date	Government Funds	Cost Share	Total Funding
23	35	AI Compatibility Testing	12/30/2024	$75,000.00	$ -	$75,000.00
24	N/A	Program Review	1/4/2024	$131,441.00	$ -	$131,441.00
25	91	Verification Reports	1/13/2024	$250,000.00	$ -	$250,000.00
26	N/A	Quarterly Report 6 (October - December, Technical and Business Reports)	1/25/2025	$100,000.00	$ -	$100,000.00
27	105	Device Master Record Completed	3/10/2025	$55,000.00	$ -	$55,000.00
28	14	Validation Report	3/11/2025	$75,000.00	$ -	$75,000.00
29	97	Phase 3 Review	3/11/2025	$65,000.00	$ -	$65,000.00
30	95	Design History File Finalization	4/3/2025	$15,000.00	$ -	$15,000.00
31	106	Phase 4 Review	4/4/2025	$15,000.00	$ -	$15,000.00
32	N/A	Final PoP1 Program Report	4/4/2025	$10,000.00	$ -	$10,000.00
			Total	$3,999,450.66	$ -	$3,999,450.66
Contract Type				Firm Fix Price
Period of Performance				24 months

Attachment B
Reporting Requirements

Research Project Awardees in accordance with this Agreement shall maintain records of the research and development activities performed and funds expended under the Research Project Awards. All the records shall include the results of studies, analyses, tests and other investigations conducted as part of the Research Project Award.

The Research Project Awardees shall submit additional documentation as prescribed by individual Research Project Awards. The documentation described below is the minimum reporting requirements in each award:

Quarterly and Annual Reports

Quad Chart. A Quad chart is to be submitted with all Quarterly and Annual reports.

Technical Status Report. Quarterly and annually (if effort is for more than one year). The technical status report shall detail technical progress to date and report on all problems, technical issues or major developments during the reporting period. The AO may specify additional reporting requirements.

Business Status Report. The business status report shall provide summarized details of the resource status of this Research Project Award including the status of the contributions by all participants. This report will include a quarterly accounting of current expenditures and cost share contributions. Any major deviations from the agreed to project plan shall be explained with a discussion of proposed actions to address the deviations.

Quarterly Reports shall be submitted to mtec-deliverables@ati.org by the 25th calendar day following prior calendar quarter close based on the following schedule:

Report Months	Due Date
January – March	25 April
April - June	25 July
July - September	25 October
October - December	25 January

General Report Requirements

Technical reports will provide a concise and factual discussion of the significant accomplishments and progress made during the reporting period. Each of the topics described below shall be addressed for the effort performed:

●	A comparison of actual accomplishments with the goals and objectives established for the period;

●	Reasons why established goals and objectives were not met, if appropriate;

●	Other pertinent information including, and when appropriate, analysis and explanation of cost variances;

●	A cumulative chronological list of written publications in technical journals, papers, or other presentations at meetings, conferences, seminars, etc. regarding the Research Project. All reports will identify resubmissions to publications, information, and/or notification of status of publication submissions; and

●	New discoveries, inventions, or patent disclosures, and specific applications stemming from the Research Project effort provided that such disclosures shall not compromise IP rights of the Government, Consortium, or Consortium Members.

Final Technical Report (FTR)

●	A Draft FTR shall be submitted to the ATI within forty-five (45) calendar days of the completion of the work under a Research Project Award. This report will provide a comprehensive cumulative and substantive summary of the progress and significant accomplishments achieved during the total period of the Research Project effort. Each of the topics described above shall be addressed as appropriate for the effort performed. The SOTR, through the CM, shall provide written comments on the Draft FTR to the Research Project Awardee within thirty (30) calendar days of receipt of the report. The FTR shall be submitted within fourteen (14) calendar days of receipt of the SOTR comments on the Draft FTR. If the FTR is acceptable, as submitted, the SOTR (through CM) will forward his/her approval within thirty (30) calendar days to the CM.

●	Format. The cover and title page shall be Standard Form 298, Report Documentation Page. Item 13 of the form should contain a 200 to 300 word abstract summarizing technical progress during the reporting period. Style should be third person singular using past tense. Jargon, special symbols or notations, subscripts, mathematical symbols, or foreign alphabet letters are not permitted. All pages should be prepared for acquisition and distribution by the Defense Technical Information Center (DTIC). All pages should be good quality for copying purposes. The report shall be prepared in accordance with American National Standards Institute (ANSI) document Z39.18- 1987, “Scientific and Technical Reports: Organization, Preparation, and Production,” which may be obtained from American National Standards Institute, Incorporated, 1430 Broadway, New York, NY 10018.

●	Once the SOTR has informed the CM that the FTR has been approved, the Research Project Awardee shall forward a copy of the FTR to ATI.

●	The FTR front page shall be marked in a conspicuous place with a distribution statement to denote the extent of its availability for distribution, release, and disclosure without additional approvals or authorizations. Unless otherwise instructed, the distribution statement shall follow the instructions available at the following link: https://mrmc.amedd.army.mil/index.cfm?pageid=researcher_resources.technical_re porting.

Final Business Status Report

●	The final business status report shall summarize details of the resource status of this pOTA, including the status of the contributions by all participants. This report will include a final accounting of incurred expenditures.

●	A commercial format shall be used for the final report.

Flow down. The Consortium through its CM shall include this Attachment, suitably modified, to identify all parties, in all Research Project Awards or subawards. This Attachment shall, in turn, be included in all sub-tier subawards or other forms of lower tier agreements, regardless of tier. The government will be a third party in interest for purposes of this Attachment in any agreement where flow-down of rights and obligations is required.

TASK ORDER NUMBER: [Enter Unique Task Order #] - Example W81XWH-18-9-0004-
11 (You may need to ask your SOTR for this number)

MTEC RESEARCH PROJECT NUMBER: (Example MTEC-17-08-Multi-Topic-0304)
EGS NUMBER: (Example MT17008.304)

TITLE:

PRINCIPAL INVESTIGATOR:

PERFORMING ORGANIZATION:

CONTRACTING ORGANIZATION: Medical Technology Enterprise Consortium (MTEC)
REPORT DATE:

TYPE OF REPORT: Quarterly Report

PREPARED FOR:	U.S. Army Medical Research and Development Command Fort Detrick, Maryland 21702-5012

DISTRIBUTION STATEMENT: CHOOSE ONE, DELETE THE OTHER

“Approved for Public Release; Distribution Unlimited”

OR

“Distribution authorized to U.S. Government agencies. Secondary MTEC/ATI
Staff (Month Year). Other requests for this document shall be referred to U.S.
Army Medical Research and Development Command, 504 Scott Street, Fort
Detrick, Maryland 21702-5012.”

The views, opinions and/or findings contained in this report are those of the author(s) and should not be construed as an official Department of the Army position, policy or decision unless so designated by other documentation.

TABLE OF CONTENTS

Quarterly Technical Report

1.	Project Status
a.	Accomplishments
b.	Reportable Outcomes
c.	Progress Detail

2.	Future Plans

3.	Problems / Issues
a.	Current Problems / Issues
b.	Anticipated Problems / Issues

4.	Financial Health

5.	Personnel Effort

6.	Protocol and Activity Status
a.	Human Use Regulatory Protocols
b.	Use of Human Cadavers for RDT&E, Education or Training
c.	Animal Use Regulatory Protocols

Quarterly Business Report

1.	Current Staff

2.	Current Expenditures

3.	Status of Milestones

4.	Deviation from Project Plan

Quarterly Technical Status Report for

<MTEC Research Project Title> Research Project No. XXXX-XXX-XXX
EGS#

Reporting Period: Effective Date – XX XXX ′XX

MTEC Research Project Awardee

<Research Project Lead>

<Other Research Project Team Member(s)> Research Project Technical POC
Name
Company Street Address
City, State Zip Code
Phone Number
Email address

Submitted: <date>

1.	Project Status

a.	Accomplishments

This may include completion of milestones, objectives, and/or tasks, regulatory approval received, publication of papers, presentations at conferences, filing of intellectual property, etc. for this quarter, followed by date in DD-MMM-YYYY. Write salient bullet points to highlight the requested information.

b.	Reportable Outcomes

This may include development of a product, prototype, new methodology, or any other similar items that have resulted from this research. Write salient bullet points to highlight the requested information. Please also include a cumulative chronological list of written publications in technical journals, papers, or other presentations at meetings, conferences, seminars, etc.; new discoveries, inventions, or patent disclosures, and specific applications.

c.	Progress Detail

Describe each Statement of Work (SOW) task or logical segment of work on which effort was expended during this quarterly reporting period only. Description shall include pertinent data and graphs in sufficient detail to explain any significant results achieved or problems encountered. A succinct description of the methodology used shall be provided.

For an award that includes the recruitment of human subjects for clinical research or a clinical trial: (i) report progress on subject recruitment, screening, enrollment, completion, and numbers of each compared to original planned target(s), e.g., number of subjects enrolled versus total number proposed; (ii) report amendments submitted to the IRB and USAMRDC HRPO for review; and (iii) any adverse events.

2.	Future Plans

Present a brief statement of plans or milestones planned for the next quarter. If any of the plans deviate from the original approved SOW (e.g., new or modified tasks, objectives, experiments, etc), they will require review by the Sponsor Officer Technical Representative (SOTR) and final approval by USAMRAA Contracting through an award modification prior to initiating any changes. A change request must be submitted to MTEC.

3.	Problems / Issues

Any change that is substantially different from the original approved SOW (e.g., new or modified tasks, objectives, experiments, etc.) will require review by the Sponsor Officer Technical Representative and final approval by USAMRAA Contracting through an award modification prior to initiating any changes. A change request must be submitted to MTEC.

a.	Current Problems / Issues

Provide a description of current problems or issues that may impede performance or progress of this project along with proposed corrective action. This may include administrative, technical, and/or logistical issues.

For an award that includes the recruitment of human subjects for clinical research or a clinical trial, discuss any problems or barriers encountered, if applicable, and what has been done to mitigate those issues. Discussion may highlight enrollment problems, retention problems, and actions taken to increase enrollment and/or improve retention.

b.	Anticipated Problems / Issues

Provide a description of anticipated problems or issues that have a potential to impede performance or progress. Also provide course of actions planned to mitigate problems or to take should the problem materialize.

4.	Financial Health

Comment on the financial health of the study. Was the study financially on track during this quarterly reporting period and cumulatively for completion as proposed within the period of performance? If not, describe the cause(s), whether this will have a short-term or long- term impact, the likelihood this can be overcome, and provide remediation strategy. Provide amount expended this quarter and cumulatively. State if there was any major equipment procured, sub-award implemented, and/or travel conducted.

5.	Personnel Effort

Provide names of current staff along with their roles and percent effort of each on this project. Add additional rows if necessary to list the complete team. If there is more than one project on this award, breakdown according to each project (one table per project).

Personnel	Role	Percent Effort

6.	Protocol and Activity Status

For awards involving the use of human subjects, use of human cadavers, and/or use of animal subjects, prepare a summary in accordance with the following subsections. For all other awards, including those involving the use of human anatomical substances (such as tissue or cells or identifiable private information), mark as directed below.

a.	Human Use Regulatory Protocols

TOTAL PROTOCOLS: State the total number of human use protocols required to complete this project (e.g., 5 human subject research protocols will be required to complete the Statement of Work.”). If not applicable, write “No human subjects research will be performed to complete the Statement of Work.”

PROTOCOLS: List all human use protocols to be performed to complete the project, include approved target number for clinical significance, followed by type of submission and type of approval with associated dates, and performance status for each.

Protocol [HRPO Assigned Number]:

Title:

Target required for clinical significance:

Target approved for clinical significance:

Submitted to and Approved by:

Provide bullet point list of protocol development, submission, amendments, and approvals (include IRB in addition to HRPO).

STATUS: Provide bullet point list of performance and/or progress status relating to the above protocol and discuss recruitment number, enrollment number, drop outs, disqualified, etc. Discuss any administrative, technical, or logistical issues that may impact performance or progress of the study (e.g. slow enrollment, large dropouts, or adverse events) for the above HPRO approved protocol.

b.	Use of Human Cadavers for Research, Development, Test and Evaluation (RDT&E), Education or Training

“Cadaver” is defined as a deceased person or portion thereof, and is synonymous with the terms “human cadaver” and “post-mortem human subject” or “PMHS.” The term includes organs, tissue, eyes, bones, arteries or other specimens obtained from an individual upon or after death. The term “cadaver” does not include portions of an individual person, such as organs, tissue or blood, that were removed while the individual was alive (for example, if a living person donated tissue for use in future research protocols, that tissue is not considered a “cadaver” under this policy, regardless of whether the donor is living or deceased at the time of tissue use).

TOTAL ACTIVITIES: State the total number of RDT&E, education or training activities that will involve cadavers. If not applicable, write “No RDT&E, education or training activities involving human cadavers will be performed to complete the Statement of Work (SOW).”

ACTIVITIES: Provide the following information in a bulleted list for all RDT&E, education or training activities involving human cadavers conducted or supported during the quarter:

●	Title of the RDT&E, education or training activity

●	SOW task/aim associated with the activity

●	Date the activity was conducted

●	Identification of the organization’s responsible individual (e.g., PI or individual primarily responsible for the activity’s conduct)

●	Brief description of the use(s) of cadavers in the activity and the total number of cadavers used during the reporting period

●	Brief description of the Department of Army organization’s involvement in the activity

●	Status of document submission and approvals

●	Problems encountered in the procurement, inventory, use, storage, transfer, transportation and disposition of cadavers used for RDT&E, education or training. Examples of problems include but are not limited to: loss of confidentiality of cadaveric donors, breach of security, significant deviation from the approved protocol, failure to comply with state laws and/or institutional policies and public relations issues.

c.	Animal Use Regulatory Protocols

TOTAL PROTOCOLS: State the total number of animal use protocols required to complete this project (e.g., 2 animal use research protocols will be required to complete the Statement of Work.). If not applicable, write “No animal use research will be performed to complete the Statement of Work.”

PROTOCOLS: List all animal use protocols to be performed to complete the project, include approved target number for statistical significance, followed by type of submission and type of approval with associated dates, and performance status for each.

Protocol [ACURO Assigned Number]:

Title:

Target required for statistical significance:

Target approved for statistical significance:

Submitted to and Approved by:

Provide bullet point list of protocol development, submission, amendments, and approvals (include IACUC in addition to ACURO).

STATUS: Provide bullet point list of performance and/or progress status relating to the above protocol and discuss any administrative, technical, or logistical issues that may impact performance or progress of the study (e.g. animal use protocol need revision to minimize animal suffering, animal protocol modification to include additional staff) for the above ACURO approved protocol.

Quarterly Business Status Report for

<MTEC Research Project Title> Research Project No. XXXX-XXX-XXX
EGS#
Reporting Period: Effective Date – XX XXX ′XX

MTEC Research Project Awardee

<Research Project Lead>

<Other Research Project Team Member(s)> Research Project Technical POC
Name
Company
Street Address

City, State Zip Code
Phone Number
Email address

Submitted: <date>

1.	Current Staff

Personnel	% of Effort on project
Program Manager
Principal Investigator
Project Manager
Project Management Officer
Contracting
Management Assistant

2.	Current Expenditures

DIRECTIONS: FILL OUT TABLE A OR B DEPENDING ON CONTRACT TYPE. TABLE A IS FOR COST REIMBURSABLE CONTRACTS AND TABLE B IS FOR FIXED PRICED CONTRACTS.

A.	Cost Reimbursable Contracts: Complete only if your contract is Cost Reimbursable or Cost Plus Fixed Fee.

Expenditures should be reflective of cost incurred to date, not exceeding awarded project ceiling. Expenditures should coincide with the latest invoice for the reporting period. For cost reimbursable contracts please use the table below.

Contract Expenditures	Current QTR Expenditures	Cumulative To Date Expenditures
Labor (Personnel and Fringe)	$	$
Supplies/Materials	$	$
Travel	$	$
Equipment	$	$
Subcontractors and Consultants	$	$
Other Direct Costs	$	$
Indirect Costs	$	$

Total	$	$

B.	Fixed Priced Contracts: Complete only if your contract is Fixed Priced.

Expenditures should be reflective of milestones that are 100% complete and invoiced for. Milestones reported below should correspond to the Milestone Payment Schedule in the Project Award. Milestones can only be invoiced for if they are 100% Complete.

Expenditures should coincide with the latest invoice for the reporting period. For fixed priced contracts please use the table below.

MTEC Milestone Number	Milestone Description	Due Date	Government Funds
1		1/15/20	$1.00
2		2/15/20	$1.00
	Total Expenditures		$2.00 (Should reflect what has been invoiced for)

C.	Cost Share Contributions: Complete only if you’re reporting Cost Share:

Cost sharing includes any costs a reasonable person would incur to carry out (necessary to) proposed projects’ statements of work not directly paid for by the Government. There are two types of cost sharing: (1) Cash: Outlays of funds to perform the proposed project. Cash includes labor, materials, new equipment, and relevant subcontractor efforts. Sources include new IR&D funds, profit or fee from another contract, overhead or capital equipment expense pool. (2) In-Kind: Reasonable value of in-place equipment, materials or other property used in performance of the proposed project. All cash or in-kind cost sharing availability must be clearly and convincingly demonstrated by the Offeror. The Offeror will be required to provide financial reporting with appropriate visibility into expenditures of Government funds vs. private funds.

Funding Source (Cash)	This Period	Cumulative to Date
Cash	$0.00	$0.00
Labor Dollars	$0.00	$0.00
Indirect Labor Rates (Overhead/Fringe Benefits)	$0.00	$0.00
Travel	$0.00	$0.00
General & Administrative Services	$0.00	$0.00
Equipment (New)	$0.00	$0.00
Material	$0.00	$0.00
Other Direct Costs	$0.00	$0.00
Other *	$0.00	$0.00
Sub-Total	$0.00	$0.00
Funding Source (In-Kind)	This Period	Cumulative to Date
Use of Existing Equipment (Estimated fair market value)	$0.00	$0.00
Use of Existing Software (Estimated fair market value)	$0.00	$0.00
Intellectual Property (Estimated fair market Value)	$0.00	$0.00
Space (Land or buildings)	$0.00	$0.00
Sub-Total	$0.00	$0.00
Cost Share Total	$0.00	$0.00

3.	Status of Milestones– FILL OUT FOR ALL CONTRACT TYPES (all project milestones are to be included)

All project milestones from the Milestone Payment Schedule, in the project award, should be accounted for below.

MTEC Milestone Number	Milestone Description	Due Date	% Completed this Reporting Period	Cumulative % Complete

4.	Nontraditional Defense Contractor/Nonprofit Research Institution Participation

Name of Nontraditional/Nonprofit	Planned Start Date	Actual Start Date	Reason for Deviation from Plan

5.	Deviation from Project Plan

Any major deviations from the agreed to project plan shall be explained with a discussion of proposed actions to address the deviations.

Please name this Quarterly report file as EGS#_Quarterly Report_Q# (For example
MT160001.01_Quarterly Report_Q2)
Please submit as a PDF file.
Please make sure to fill in the page number on page 2 Table of Contents.

Quad Chart